Exhibit 99

FOR IMMEDIATE RELEASE

June 25, 2025

General Mills Reports Fiscal 2025 Fourth-quarter and Full-year

Results and Provides Fiscal 2026 Outlook

General Mills Board of Directors Declares Dividend Increase

Full Year Highlights

•	Net sales of $19.5 billion decreased 2 percent from the prior year; organic net sales[1] were also down 2 percent

•	Operating profit of $3.3 billion was down 4 percent; adjusted operating profit of $3.4 billion was down 7 percent in constant currency

•	Diluted earnings per share (EPS) of $4.10 was down 5 percent; adjusted diluted EPS of $4.21 was down 7 percent in constant currency

Fourth Quarter Highlights

•	Net sales of $4.6 billion decreased 3 percent; organic net sales[1] were also down 3 percent, in line with expectations, including a 2-point headwind from unfavorable trade expense timing

•	Operating profit of $504 million was down 35 percent; adjusted operating profit of $622 million was down 22 percent in constant currency

•	Diluted EPS of $0.53 was down 46 percent; adjusted diluted EPS of $0.74 was down 27 percent in constant currency

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (June 25, 2025) – General Mills, Inc. (NYSE: GIS) today reported results for its fourth quarter and fiscal year ended May 25, 2025.

“The investments we made in the second half of fiscal 2025 to bring consumers more value worked as we expected, driving improved volume and pound share trends in the fourth quarter,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Our Q4 financial results reflected these incremental investments and finished in line with our updated expectations.

“Our number one goal in fiscal 2026 is to restore volume-driven organic sales growth,” Harmening continued. “To do that, we’ll invest further in consumer value, product news, innovation, and brand building, guided by our remarkable experience framework and highlighted by Blue Buffalo’s national launch into fresh pet food coming later in calendar 2025. We’ll continue to drive best-in-class Holistic Margin Management cost savings, and we’ll transform how we work through our global transformation initiative to help unlock more resources for growth.

“With a clear framework centered on remarkability and positive early returns from our Q4 investments, I’m confident our fiscal 2026 plans will put us on a path back to driving long-term growth in line with our shareholder return model.”

Guided by its purpose to make food the world loves, General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Fourth Quarter Results Summary

•

Net sales were down 3 percent to $4.6 billion, driven by lower pound volume and unfavorable net price realization and mix. Organic net sales were also down 3 percent, including a 2-point headwind from unfavorable trade expense timing. Organic pound volume was in line with last year.

•

Gross margin was down 340 basis points to 32.4 percent of net sales, driven primarily by higher input costs, unfavorable mark-to-market effects, and unfavorable net price realization and mix. Adjusted gross margin was down 220 basis points to 32.7 percent of net sales, driven primarily by higher input costs and unfavorable net price realization and mix. Unfavorable trade expense timing was a 150-basis point headwind to adjusted gross margin in the quarter.

•

Operating profit of $504 million was down 35 percent, driven primarily by lower gross profit dollars and higher selling, general, and administrative (SG&A) expenses, partially offset by lower restructuring, transformation, impairment, and other exit costs. Operating profit margin of 11.1 percent was down 540 basis points. Adjusted operating profit of $622 million was down 22 percent in constant currency, driven by lower adjusted gross profit dollars and higher adjusted SG&A expenses. Adjusted operating profit margin was down 330 basis points to 13.7 percent. Unfavorable trade expense timing was a 13-point headwind to operating profit growth and a 190-basis point headwind to adjusted operating profit margin in the quarter.

•

Net earnings attributable to General Mills of $294 million were down 47 percent and diluted EPS was down 46 percent to $0.53, driven primarily by lower operating profit and lower after-tax earnings from joint ventures, partially offset by a lower effective tax rate and lower net shares outstanding. Adjusted diluted EPS of $0.74 was down 27 percent in constant currency, driven primarily by lower adjusted operating profit, partially offset by lower net shares outstanding.

Full Year Results Summary

•	Net sales of $19.5 billion were down 2 percent, driven by lower pound volume and unfavorable net price realization and mix. Organic net sales were also down 2 percent.

•

Gross margin was down 30 basis points to 34.6 percent of net sales, driven primarily by input cost inflation, unfavorable net price realization and mix, and volume deleverage, partially offset by Holistic Margin Management (HMM) cost savings. Adjusted gross margin was also down 30 basis points to 34.5 percent of net sales.

•

Operating profit of $3.3 billion was down 4 percent, driven primarily by lower gross profit dollars and higher SG&A expenses, partially offset by lower restructuring, transformation, impairment, and other exit costs and a divestiture gain this year. Operating profit margin of 17.0 percent was down 30 basis points. Adjusted operating profit of $3.4 billion was down 7 percent in constant currency, driven by lower adjusted gross profit dollars and higher adjusted SG&A expenses. Adjusted operating profit margin was down 90 basis points to 17.2 percent.

•

Net earnings attributable to General Mills of $2.3 billion were down 8 percent and diluted EPS was down 5 percent to $4.10, driven primarily by lower operating profit, higher net interest expense, and lower after-tax earnings from joint ventures, partially offset by lower net shares outstanding. Adjusted diluted EPS of $4.21 was down 7 percent in constant currency, driven primarily by lower adjusted operating profit, higher net interest expense, and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Operating Segment Results

•

The following transactions impacted the comparability of financial results between fiscal 2024 and fiscal 2025: the acquisition of the Edgard & Cooper pet food business in the fourth quarter of fiscal 2024, the acquisition of the North American Whitebridge Pet Brands business in the third quarter of fiscal 2025, and the divestiture of the Canada yogurt business in the third quarter of fiscal 2025.

•	Tables may not foot due to rounding.

Components of Fiscal 2025 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(6) pts	(4) pts	—	(10)%
North America Pet	7 pts	5 pts	—	12%
North America Foodservice	(1) pt	(1) pt	—	(2)%
International	1 pt	11 pts	(2) pts	11%

Total	(2) pts	(1) pt	—	(3)%

Full Year
North America Retail	(4) pts	—	—	(5)%
North America Pet	4 pts	—	—	4%
North America Foodservice	1 pt	1 pt	—	2%
International	3 pts	1 pt	(2) pts	2%

Total	(1) pt	(1) pt	—	(2)%

Components of Fiscal 2025 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(1) pt	(7) pts	(7)%	—	(3) pts	(10)%
North America Pet	3 pts	—	3%	—	9 pts	12%
North America Foodservice	—	(1) pt	(1)%	—	—	(2)%
International	(1) pt	10 pts	9%	(2) pts	4 pts	11%

Total	—	(3) pts	(3)%	—	—	(3)%

Full Year
North America Retail	(2) pts	(1) pt	(3)%	—	(1) pt	(5)%
North America Pet	3 pts	(2) pts	Flat	—	4 pts	4%
North America Foodservice	1 pt	1 pt	2%	—	—	2%
International	1 pt	—	Flat	(2) pts	4 pts	2%

Total	—	(1) pt	(2)%	—	—	(2)%

Fiscal 2025 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(29)%	(29)%
North America Pet	(3)%	(3)%
North America Foodservice	5%	5%
International	50%	42%

Total	(20)%	(20)%

Full Year
North America Retail	(11)%	(11)%
North America Pet	3%	3%
North America Foodservice	13%	13%
International	(23)%	(33)%

Total	(8)%	(8)%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment were down 10 percent to $2.6 billion, driven by lower pound volume and unfavorable net price realization and mix. The Canada yogurt divestiture reduced net sales by 3 percent. Organic net sales were down 7 percent. Nielsen-measured retail sales were down 4 percent in the quarter, with the 3-point gap to organic net sales growth driven primarily by an expected headwind from trade expense timing. Investments in consumer value and product news drove improved volume trends in the quarter, with organic pound volume down 1 percent and the segment holding or gaining pound share in 64 percent of its top 10 U.S. categories. Net sales were down double digits for the U.S. Snacks operating unit and down mid-single digits for U.S. Morning Foods and U.S. Meals & Baking Solutions. Net sales were down double digits for Canada in constant currency, due primarily to the Canada yogurt divestiture. Segment operating profit of $474 million was down 29 percent as reported and in constant currency, driven primarily by unfavorable net price realization and mix, input cost inflation, and lower volume, partially offset by HMM cost savings. Unfavorable trade expense timing was a 17-point headwind to operating profit growth in the quarter.

For the full year, North America Retail segment net sales were down 5 percent to $11.9 billion. Organic net sales were also down 3 percent. Segment operating profit of $2.7 billion was down 11 percent as reported and in constant currency, driven primarily by lower volume and higher input costs.

North America Pet Segment

Fourth-quarter net sales for the North America Pet segment were up 12 percent to $675 million, including a 9-point benefit from the North American Whitebridge Pet Brands acquisition. Organic net sales were up 3 percent and outpaced all-channel retail sales results by approximately 3 points, primarily driven by an increase in retailer inventory ahead of first-quarter customer activations. Including the Whitebridge acquisition, net sales in the quarter were up double digits for wet pet food and pet treats, and up mid-single digits for dry pet food. Segment operating profit of $140 million was down 3 percent, driven by higher input costs and a double-digit increase in media investment, partially offset by favorable net price realization and mix and higher volume.

For the full year, North America Pet segment net sales were up 4 percent to $2.5 billion. Organic net sales essentially matched year-ago levels, with higher organic pound volume partially offset by unfavorable organic net price realization and mix. The segment improved its competitiveness, including growing market share in dog feeding, which represented 60 percent of its U.S. retail sales. Segment operating profit increased 3 percent to $501 million, driven primarily by HMM cost savings, partially offset by a double-digit increase in media investment and unfavorable net price realization and mix.

North America Foodservice Segment

Fourth-quarter net sales for the North America Foodservice segment were down 2 percent to $579 million. Organic net sales were down 1 percent, driven by declines on bakery flour and breads. Segment operating profit increased 5 percent to $83 million, driven primarily by HMM cost savings, partially offset by input cost inflation.

For the full year, North America Foodservice net sales increased 2 percent to $2.3 billion. Organic net sales were also up 2 percent including a 1-point headwind from market index pricing on bakery flour. The segment held or gained market share in 71 percent of its priority businesses, led by strong performance in K-12 schools and healthcare channels. Segment operating profit was up 13 percent to $355 million, driven primarily by HMM cost savings and favorable net price realization and mix, partially offset by input cost inflation and higher SG&A expenses.

International Segment

Fourth-quarter net sales for the International segment were up 11 percent to $739 million, including a 4-point benefit from the Edgard & Cooper acquisition and a 2-point headwind from unfavorable foreign currency exchange. Organic net sales were up 9 percent, led by strong growth in Brazil and distributor markets. Segment operating profit was up 50 percent to $34 million. Constant-currency segment operating profit was up 42 percent, driven primarily by favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses.

For the full year, International net sales were up 2 percent to $2.8 billion, including a 4-point benefit from the Edgard & Cooper acquisition and a 2-point headwind from unfavorable foreign currency exchange. Organic net sales essentially matched year-ago levels. The segment held or gained market share in 59 percent of its priority businesses. Segment operating profit totaled $96 million versus $125 million a year ago, driven primarily by input cost inflation, higher SG&A expenses, and unfavorable net price realization and mix, partially offset by HMM cost savings and higher volume.

Joint Venture Summary

Fourth-quarter constant-currency net sales were down 6 percent for Cereal Partners Worldwide (CPW) and increased 1 percent for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures totaled a $6 million loss compared to earnings of $19 million a year ago, driven by a non-cash asset impairment charge related to supply chain simplification at CPW in this year’s fourth quarter. For the full year, after-tax earnings from joint ventures totaled $58 million compared to $85 million a year ago.

Other Income Statement Items

Full-year unallocated corporate items totaled $396 million net expense in fiscal 2025 compared to $334 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $331 million net expense this year compared to $404 million net expense a year ago.

Divestiture gain totaled $96 million for the full year related to the sale of the Canada yogurt business (please see Note 2 below for more information on this transaction). Restructuring, transformation, impairment, and other exit costs totaled $78 million in fiscal 2025 compared to $241 million a year ago (please see Note 3 below for more information on these charges). Benefit plan non-service income totaled $54 million in fiscal 2025 compared to $76 million a year ago, driven by higher amortization of losses and higher interest costs.

Net interest expense totaled $524 million in fiscal 2025 compared to $479 million a year ago, driven primarily by higher average long-term debt levels. The effective tax rate for fiscal 2025 was 20.2 percent compared to 19.6 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 20.6 percent compared to 20.1 percent a year ago, driven primarily by certain non-recurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.9 billion in fiscal 2025 compared to $3.3 billion a year ago, driven primarily by lower net earnings excluding the impact of the divestiture gain in fiscal 2025 and changes in restructuring, transformation, impairment, and other exit costs. Capital investments totaled $625 million compared to $774 million a year ago. Full-year operating cash flow conversion was 126 percent of after-tax earnings and free cash flow conversion was 97 percent of adjusted after-tax earnings. Dividends paid decreased 2 percent to $1.3 billion, driven by lower average shares outstanding. General Mills repurchased approximately 19 million shares of common stock in fiscal 2025 for a total of $1.2 billion compared to $2.0 billion in share repurchases a year ago. Average diluted shares outstanding decreased 4 percent in fiscal 2025 to 558 million.

Global Transformation Initiative

In the fourth quarter of fiscal 2025, General Mills announced a multi-year global transformation initiative aligned with its Accelerate strategy and designed to accelerate growth. The initiative is focused on streamlining end-to-end business processes and identifying new ways of working that match today’s evolving business environment, using new tools, technologies, and operating models to enable greater agility. By optimizing how work gets done, General Mills will be able to invest more resources in driving growth. The company expects the global transformation initiative and additional efficiency efforts to generate $100 million in incremental cost savings in fiscal 2026.

Dividend Increase

The General Mills board of directors declared a quarterly dividend of $0.61 per share, payable August 1, 2025, to shareholders of record July 10, 2025. This represents a 2 percent increase from the previous quarterly rate of $0.60 per share. General Mills and its predecessor company have paid dividends without interruption for 126 years.

Fiscal 2026 Outlook

General Mills’ top priority in fiscal 2026 is to restore volume-driven organic net sales growth. The company expects category growth to be below its long-term projections, reflecting less benefit from price/mix amid a continued challenging consumer backdrop. To strengthen its categories and market share performance, the company plans to increase investment in consumer value, product news, innovation, and brand building, guided by its remarkable experience framework. This includes a significant strategic investment to launch Blue Buffalo into the fast-growing U.S. fresh pet food sub-category later in calendar 2025. The company expects the combination of these growth investments, input cost inflation (including the impact of recently enacted tariffs), and a reset of corporate incentive will outpace an expectation for HMM cost savings of 5 percent of cost of goods sold, $100 million in global transformation initiative savings, and benefits from a 53rd week in fiscal 2026. And as previously noted, the company expects the net impact of the U.S. and Canada Yogurt divestitures and the North American Whitebridge Pet Brands acquisition will reduce adjusted operating profit growth by approximately 5 points in fiscal 2026.

With these assumptions in mind, General Mills outlined its full-year financial targets for fiscal 2026²:

•	Organic net sales are expected to range between down 1 percent and up 1 percent.

•	Adjusted operating profit is expected to be down 10 to 15 percent in constant currency from the base of $3.4 billion reported in fiscal 2025.

•	Adjusted diluted EPS is also expected to be down 10 to 15 percent in constant currency from the base of $4.21 earned in fiscal 2025.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, foreign currency exchange, and the 53rd week is expected to reduce full-year net sales growth by approximately 4 percent. Foreign currency exchange is not expected to have a material impact on adjusted operating profit or adjusted diluted EPS growth.

•

Given the completion of regulatory review, General Mills expects to close the sale of its U.S. Yogurt business by the end of June 2025, subject to the satisfaction of remaining customary closing conditions. This fiscal 2026 outlook assumes the transaction closes at the end of June 2025.

²

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, June 25, 2025, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2026 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2025	% Change	2024	% Change	2023
	(Unaudited)
Net sales	$19,486.6	(2%)	$19,857.2	(1%)	$20,094.2
Cost of sales	12,753.6	(1%)	12,925.1	(5%)	13,548.4
Selling, general, and administrative expenses	3,445.8	6%	3,259.0	(7%)	3,500.4
Divestitures gain, net	(95.9)	NM	—	NM	(444.6)
Restructuring, transformation, impairment, and other exit costs	78.3	(68%)	241.4	NM	56.2

Operating profit	3,304.8	(4%)	3,431.7	Flat	3,433.8
Benefit plan non-service income	(54.4)	(28%)	(75.8)	(15%)	(88.8)
Interest, net	524.2	9%	479.2	25%	382.1

Earnings before income taxes and after-tax earnings from joint ventures	2,835.0	(6%)	3,028.3	(4%)	3,140.5
Income taxes	573.7	(3%)	594.5	(3%)	612.2
After-tax earnings from joint ventures	57.6	(32%)	84.8	4%	81.3

Net earnings, including earnings attributable to noncontrolling interests	2,318.9	(8%)	2,518.6	(3%)	2,609.6
Net earnings attributable to noncontrolling interests	23.7	8%	22.0	40%	15.7

Net earnings attributable to General Mills	$2,295.2	(8%)	$2,496.6	(4%)	$2,593.9

Earnings per share - basic	$4.12	(5%)	$4.34	Flat	$4.36

Earnings per share - diluted	$4.10	(5%)	$4.31	Flat	$4.31

Dividends per share	$2.40	2%	$2.36	9%	$2.16

	Fiscal Year
Comparisons as a % of net sales:	2025	Basis Pt Change	2024	Basis Pt Change	2023
Gross margin	34.6%	(30)	34.9%	230	32.6%
Selling, general, and administrative expenses	17.7%	130	16.4%	(100)	17.4%
Operating profit	17.0%	(30)	17.3%	20	17.1%
Net earnings attributable to General Mills	11.8%	(80)	12.6%	(30)	12.9%

	Fiscal Year
Adjusted comparisons as a % of net sales (a):	2025	Basis Pt Change	2024	Basis Pt Change	2023
Adjusted gross margin	34.5%	(30)	34.8%	60	34.2%
Adjusted operating profit	17.2%	(90)	18.1%	90	17.2%
Adjusted net earnings attributable to General Mills	12.0%	(120)	13.2%	30	12.9%

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 25, 2025	May 26, 2024	% Change
Net sales	$4,556.2	$4,713.9	(3%)
Cost of sales	3,082.2	3,025.6	2%
Selling, general, and administrative expenses	894.3	798.3	12%
Restructuring, transformation, impairment, and other exit costs	75.7	110.8	(32%)

Operating profit	504.0	779.2	(35%)
Benefit plan non-service income	(12.8)	(20.1)	(36%)
Interest, net	139.7	122.7	14%

Earnings before income taxes and after-tax earnings from joint ventures	377.1	676.6	(44%)
Income taxes	69.1	136.0	(49%)
After-tax (losses) earnings from joint ventures	(6.0)	19.1	NM

Net earnings, including earnings attributable to noncontrolling interests	302.0	559.7	(46%)
Net earnings attributable to noncontrolling interests	8.0	2.2	264%

Net earnings attributable to General Mills	$294.0	$557.5	(47%)

Earnings per share — basic	$0.53	$0.98	(46%)

Earnings per share — diluted	$0.53	$0.98	(46%)

	Quarter Ended
Comparisons as a % of net sales:	May 25, 2025	May 26, 2024	Basis Pt Change
Gross margin	32.4%	35.8%	(340)
Selling, general, and administrative expenses	19.6%	16.9%	270
Operating profit	11.1%	16.5%	(540)
Net earnings attributable to General Mills	6.5%	11.8%	(530)

	Quarter Ended
Adjusted comparisons as a % of net sales (a):	May 25, 2025	May 26, 2024	Basis Pt Change
Adjusted gross margin	32.7%	34.9%	(220)
Adjusted operating profit	13.7%	17.0%	(330)
Adjusted net earnings attributable to General Mills	8.8%	12.2%	(340)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP)

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2025	% Change	2024	% Change	2023
	(Unaudited)
Net sales:
North America Retail	$11,907.0	(5%)	$12,473.4	(1%)	$12,659.9
International	2,797.8	2%	2,746.5	(1%)	2,769.5
North America Pet	2,470.8	4%	2,375.8	(4%)	2,473.3
North America Foodservice	2,300.9	2%	2,258.7	3%	2,191.5

Total segment sales	19,476.5	(2%)	19,854.4	(1%)	20,094.2
Corporate and other	10.1	NM	2.8	NM	—

Total net sales	$19,486.6	(2%)	$19,857.2	(1%)	$20,094.2

Operating profit:
North America Retail	$2,729.9	(11%)	$3,080.4	(3%)	$3,181.3
International	96.4	(23%)	125.2	(23%)	161.8
North America Pet	501.0	3%	485.9	9%	445.5
North America Foodservice	355.4	13%	315.5	9%	290.0

Total segment operating profit	$3,682.7	(8%)	$4,007.0	(2%)	$4,078.6

Unallocated corporate items	395.5	18%	333.9	(68%)	1,033.2
Divestitures gain, net	(95.9)	NM	—	NM	(444.6)
Restructuring, transformation, impairment, and other exit costs	78.3	(68%)	241.4	NM	56.2

Operating profit	$3,304.8	(4%)	$3,431.7	Flat	$3,433.8

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 25, 2025	May 26, 2024	% Change
Net sales:
North America Retail	$2,559.8	$2,853.3	(10%)
International	738.9	667.5	11%
North America Pet	675.2	602.1	12%
North America Foodservice	579.4	589.0	(2%)

Total segment net sales	$4,553.3	$4,711.9	(3%)

Corporate and other	2.9	2.0	45%

Total net sales	$4,556.2	$4,713.9	(3%)

Operating profit:
North America Retail	$473.8	$670.1	(29%)
International	33.7	22.4	50%
North America Pet	140.1	143.9	(3%)
North America Foodservice	83.1	79.2	5%

Total segment operating profit	$730.7	915.6	(20%)

Unallocated corporate items	151.0	25.6	NM
Restructuring, transformation, impairment, and other exit costs	75.7	110.8	(32%)

Operating profit	$504.0	$779.2	(35%)

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 25, 2025	May 26, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$363.9	$418.0
Receivables	1,795.9	1,696.2
Inventories	1,910.8	1,898.2
Prepaid expenses and other current assets	464.7	568.5
Assets held for sale	740.4	—

Total current assets	5,275.7	4,580.9
Land, buildings, and equipment	3,632.6	3,863.9
Goodwill	15,622.4	14,750.7
Other intangible assets	7,081.4	6,979.9
Other assets	1,459.0	1,294.5

Total assets	$33,071.1	$31,469.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,009.5	$3,987.8
Current portion of long-term debt	1,528.4	1,614.1
Notes payable	677.0	11.8
Other current liabilities	1,624.0	1,419.4
Liabilities held for sale	18.4	—

Total current liabilities	7,857.3	7,033.1
Long-term debt	12,673.2	11,304.2
Deferred income taxes	2,100.8	2,200.6
Other liabilities	1,228.6	1,283.5

Total liabilities	23,859.9	21,821.4

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,218.8	1,227.0
Retained earnings	21,917.8	20,971.8
Common stock in treasury, at cost, shares of 212.2 and 195.5	(11,467.9)	(10,357.9)
Accumulated other comprehensive loss	(2,545.0)	(2,519.7)

Total stockholders’ equity	9,199.2	9,396.7
Noncontrolling interests	12.0	251.8

Total equity	9,211.2	9,648.5

Total liabilities and equity	$33,071.1	$31,469.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2025	2024
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$2,318.9	$2,518.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	539.0	552.7
After-tax earnings from joint ventures	(57.6)	(84.8)
Distributions of earnings from joint ventures	44.6	50.4
Stock-based compensation	91.7	95.3
Deferred income taxes	(120.9)	(48.5)
Pension and other postretirement benefit plan contributions	(30.8)	(30.1)
Pension and other postretirement benefit plan costs	(12.7)	(27.0)
Divestiture gain	(95.9)	—
Restructuring, transformation, impairment, and other exit costs	74.3	223.5
Changes in current assets and liabilities, excluding the effects of acquisitions and divestiture	192.4	10.6
Other, net	(24.8)	41.9

Net cash provided by operating activities	2,918.2	3,302.6

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(625.3)	(774.1)
Acquisitions, net of cash acquired	(1,419.3)	(451.9)
Investments in affiliates, net	13.3	(2.7)
Proceeds from disposal of land, buildings, and equipment	1.1	0.8
Proceeds from divestiture	241.8	—
Other, net	(6.5)	30.5

Net cash used by investing activities	(1,794.9)	(1,197.4)

Cash Flows - Financing Activities
Change in notes payable	667.1	(20.5)
Issuance of long-term debt	2,354.9	2,065.2
Payment of long-term debt	(1,300.0)	(901.5)
Repurchase of Class A limited membership interests in General Mills Cereals, LLC	(252.8)	—
Proceeds from common stock issued on exercised options	43.0	25.5
Purchases of common stock for treasury	(1,202.9)	(2,002.4)
Dividends paid	(1,338.7)	(1,363.4)
Distributions to noncontrolling interest holders	(21.6)	(21.3)
Other, net	(129.1)	(53.9)

Net cash used by financing activities	(1,180.1)	(2,272.3)

Effect of exchange rate changes on cash and cash equivalents	2.7	(0.4)

Decrease in cash and cash equivalents	(54.1)	(167.5)
Cash and cash equivalents - beginning of year	418.0	585.5

Cash and cash equivalents - end of year	$363.9	$418.0

Cash flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestiture:
Receivables	$(79.0)	$(1.8)
Inventories	(18.5)	287.6
Prepaid expenses and other current assets	80.8	167.0
Accounts payable	86.7	(251.2)
Other current liabilities	122.4	(191.0)

Changes in current assets and liabilities	$192.4	$10.6

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Our India business is on an April fiscal year end. In addition, the consolidated results of certain recent acquisitions are reported on a one-month lag. Please see Note 2 for more information.

(2)

During the third quarter of fiscal 2025, we acquired NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North American premium cat feeding and pet treating business, for a purchase price of $1.4 billion (Whitebridge Pet Brands acquisition). We financed the transaction with cash on hand and new debt. We consolidated Whitebridge Pet Brands into our Consolidated Balance Sheets and recorded goodwill of $1,087 million, an indefinite-lived intangible asset for the Tiki Pets brand totaling $289 million, and a finite-lived customer relationship asset of $31 million. The goodwill is included in the North America Pet segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our North America Pet operating segment on a one-month lag.

During the second quarter of fiscal 2025, we entered into definitive agreements to sell our North American yogurt businesses to affiliates of Groupe Lactalis S.A. (Lactalis) and Sodiaal International (Sodiaal) for approximately $2.1 billion. During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal and recorded a pre-tax gain of $95.9 million. Subsequent to the end of fiscal 2025, the regulatory review for the sale of our United States yogurt business to Lactalis was completed, and the transaction was cleared to close subject to completion of other customary closing conditions. We expect to close the transaction and record a pre-tax gain on the sale of this business in the first quarter of fiscal 2026. We have classified relevant assets and liabilities associated with our United States yogurt business as held for sale in our Consolidated Balance Sheets as of May 25, 2025.

During the fourth quarter of fiscal 2024, we acquired a pet food business in Europe for a purchase price of $434 million, net of cash acquired. During fiscal 2025, we paid $8 million related to a purchase price holdback after closing conditions were met. We financed the transaction with cash on hand. We consolidated the business into our Consolidated Balance Sheets and recorded goodwill of $318 million, an indefinite-lived brand intangible asset of $118 million, and a finite-lived customer relationship asset of $14 million. The goodwill is included in the International segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results of the business are reported as part of our International operating segment on a one-month lag.

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $157 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

(3)	Restructuring, transformation, and impairment charges and restructuring initiative project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 25, 2025	May 26, 2024	2025	2024	2023
Restructuring, transformation, impairment, and other exit costs	$75.7	$110.8	$78.3	$241.4	$56.2
Cost of sales	8.2	0.6	9.2	17.6	4.8

Total restructuring, transformation, and impairment charges	83.9	111.4	87.5	259.0	61.0

Restructuring initiative project-related costs classified in cost of sales	$0.1	$0.4	$0.5	$2.0	$2.4

In fiscal 2025, we approved a multi-year global transformation initiative to drive increased productivity by enhancing end-to-end business processes, enabled by targeted organizational actions. We expect to incur approximately $130 million of restructuring and transformation charges related to these actions, of which approximately $120 million will be cash. These charges are expected to consist primarily of severance and other benefit costs, as well as other charges, including consulting and professional fees. We recognized $69 million of severance and other benefit costs and $1 million of other costs in fiscal 2025 related to these actions. We expect these actions to be completed by the end of fiscal 2028.

(4)

Unallocated corporate expense totaled $151 million in the fourth quarter of fiscal 2025, compared to $26 million in the same period last year. In the fourth quarter of fiscal 2024, we recorded a $53 million legal recovery. We recorded an $8 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the fourth quarter of fiscal 2025, compared to a $45 million net decrease in expense in the same period last year. We recorded $16 million of transaction costs related to the definitive agreements to sell our North American yogurt businesses in the fourth quarter of fiscal 2025, compared to $13 million of transaction costs in the fourth quarter of fiscal 2024, primarily related to our acquisition of a pet food business in Europe. We also recorded $7 million of integration costs in the fourth quarter of fiscal 2025, related to the fiscal 2025 acquisition of Whitebridge Pet Brands and the fiscal 2024 acquisition of a pet food business in Europe. In addition, we recorded $3 million of net losses related to valuation adjustments on certain corporate investments in the fourth quarter of fiscal 2025, compared to $7 million of net gains related to valuation adjustments on certain corporate investments in the same period last year. In the fourth quarter of fiscal 2025, we recorded $8 million of restructuring charges in cost of sales, compared to $1 million of restructuring charges in cost of sales in the same period last year.

Unallocated corporate expense totaled $396 million in fiscal 2025, compared to $334 million last year. In fiscal 2024, we recorded a $53 million legal recovery. We recorded $49 million of transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition in fiscal 2025, compared to $14 million of transaction costs in fiscal 2024, primarily related to our acquisition of a pet food business in Europe. We also recorded $14 million of integration costs in fiscal 2025, related to the acquisition of Whitebridge Pet Brands and the acquisition of a pet food business in Europe. In fiscal 2024, we recorded $30 million of net recoveries related to a voluntary recall on certain international Häagen-Dazs ice cream products in fiscal 2023. We recorded a $16 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in fiscal 2025, compared to a $39 million net decrease in expense last year. In addition, we recorded $8 million of net losses related to valuation adjustments in fiscal 2025, compared to $18 million of net losses related to valuation adjustments and the sale of corporate investments in fiscal 2024. We recorded $9 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in fiscal 2025, compared to $18 million of restructuring charges and $2 million of restructuring initiative project-related costs in cost of sales in fiscal 2024. Certain compensation and benefit related expenses decreased in fiscal 2025 compared to fiscal 2024.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 25, 2025	May 26, 2024	2025	2024	2023
Net earnings attributable to General Mills - as reported	$294.0	$557.5	$2,295.2	$2,496.6	$2,593.9
Capital appreciation paid on Class A limited membership interests in General Mills Cereals, LLC (a)	(10.5)	—	(10.5)	—	—

Net earnings for EPS calculation	$283.5	$557.5	$2,284.7	$2,496.6	$2,593.9

Average number of common shares - basic EPS	548.2	566.2	554.5	575.5	594.8
Incremental share effect from: (b)
Stock options	0.6	1.8	1.2	1.8	3.6
Restricted stock units and performance share units	1.6	2.4	1.8	2.2	2.8

Average number of common shares - diluted EPS	550.4	570.4	557.5	579.5	601.2

Earnings per share - basic	$0.53	$0.98	$4.12	$4.34	$4.36
Earnings per share - diluted	$0.53	$0.98	$4.10	$4.31	$4.31

(a)	Please see Note 7 for additional information
(b)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2025 was 18.3 percent compared to 20.1 percent for the fourth quarter of fiscal 2024. The 1.8 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits and favorable earnings mix by jurisdiction in fiscal 2025. Our adjusted effective tax rate was 19.2 percent in the fourth quarter of fiscal 2025 compared to 20.0 percent in the same period last year (please see Note 7 below for a description of our use of measures not defined by GAAP). The 0.8 percentage point decrease was primarily due to certain nonrecurring tax benefits in fiscal 2025.

The effective tax rate for fiscal 2025 was 20.2 percent compared to 19.6 percent in fiscal 2024. The 0.6 percentage point increase was primarily driven by certain nonrecurring tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025. Our adjusted effective tax rate was 20.6 percent in fiscal 2025, compared to 20.1 percent in fiscal 2024 (please see Note 7 below for a description of our use of measures not defined by GAAP). The 0.5 percentage point increase was primarily due to certain nonrecurring tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2026 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring and transformation charges, acquisition transaction and integration costs, acquisitions, divestitures, mark-to-market effects, and a 53rd week. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring and transformation actions throughout fiscal 2026. The unavailable information could have a significant impact on our fiscal 2026 GAAP financial results.

For fiscal 2026, we currently expect: the net impact from foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions and divestitures completed prior to fiscal 2026 and those expected to close in fiscal 2026, and a 53rd week to reduce net sales growth by approximately 4 percent; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring and transformation charges and transaction and acquisition integration costs related to actions previously announced to total approximately $90 million to $95 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain, net

Divestiture gain related to the sale of our Canada yogurt business fiscal 2025. Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

Restructuring and transformation charges

Restructuring and transformation charges related to global transformation actions and previously announced restructuring actions in fiscal 2025. Restructuring charges related to commercial strategy restructuring actions and previously announced restructuring actions in fiscal 2024. Restructuring charges related to global supply chain actions, network optimization actions, and previously announced restructuring actions in fiscal 2023. Please see Note 3.

Transaction costs

Fiscal 2025 transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition. Transaction costs primarily related to the acquisition of a pet food business in Europe in fiscal 2024. Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

CPW asset impairments and restructuring charges

CPW impairment charges related to certain long-lived assets recorded in fiscal 2025. CPW restructuring charges related to previously announced actions recorded in fiscal 2024 and fiscal 2023.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Acquisition integration costs

Integration costs related to the acquisitions of Whitebridge Pet Brands and a pet food business in Europe recorded in fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024 and fiscal 2023. Please see Note 4.

Capital appreciation paid on GMC Class A Interests

Capital account appreciation attributable and paid to the third-party holder of General Mills Cereals, LLC Class A limited membership interests (GMC Class A Interests) in fiscal 2025.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2025. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Please see Note 4.

Project-related costs

Restructuring initiative project-related costs related to previously announced restructuring actions were recorded in fiscal 2025, fiscal 2024, and fiscal 2023. Please see Note 3.

Goodwill and other intangible assets impairments

Non-cash impairment charges related to our Latin America reporting unit goodwill and our Top Chews, True Chews, and EPIC brand intangible assets in fiscal 2024. Please see Note 3.

Legal recovery

Legal recovery recorded in fiscal 2024.

Product recall, net

Net recoveries recorded in fiscal 2024 and costs recorded in fiscal 2023 related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products, net of recoveries. Please see Note 4.

Adjusted Operating Profit and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year
	May 25, 2025	May 26, 2024	Change	2025	2024	Change
Operating profit growth as reported	$504.0	$779.2	(35)%	$3,304.8	$3,431.7	(4)%
Divestiture gain	—	—		(95.9)	—
Restructuring and transformation charges	83.9	8.3		87.5	38.8
Transaction costs	16.2	13.4		49.1	14.0
Mark-to-market effects	8.1	(45.0)		(15.7)	(39.1)
Acquisition integration costs	6.7	—		13.9	0.2
Investment activity, net	3.4	(6.7)		8.3	18.5
Project-related costs	0.1	0.4		0.5	2.0
Goodwill and other intangible assets impairments	—	103.1		—	220.2
Legal recovery	—	(53.2)		—	(53.2)
Product recall, net	—	0.4		—	(30.3)

Adjusted operating profit	$622.5	$799.8	(22)%	$3,352.6	$3,602.7	(7)%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth on a constant-currency basis			(22)%			(7)%

Note: Table may not foot due to rounding.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended			Fiscal Year
Per Share Data	May 25, 2025	May 26, 2024	Change	2025	2024	Change
Diluted earnings per share, as reported	$0.53	$0.98	(46)%	$4.10	$4.31	(5)%
Divestiture gain	—	—		(0.15)	—
Restructuring and transformation charges	0.11	0.01		0.12	0.05
Transaction costs	0.03	0.02		0.07	0.02
CPW asset impairments	0.03	—		0.04	—
Mark-to-market effects	0.01	(0.06)		(0.02)	(0.05)
Acquisition integration costs	0.01	—		0.02	—
Capital appreciation paid on GMC Class A Interests	0.02	—		0.02	—
Investment activity, net	—	(0.01)		0.01	0.02
Goodwill and other intangible assets impairments	—	0.14		—	0.28
Legal recovery	—	(0.07)		—	(0.07)
Product recall, net	—	—		—	(0.04)

Adjusted diluted earnings per share	$0.74	$1.01	(27)%	$4.21	$4.52	(7)%

Foreign currency exchange impact			Flat			Flat

Adjusted diluted earnings per share growth, on a constant-currency basis			(27)%			(7)%

Note: Table may not foot due to rounding.

Please see reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 25, 2025		May 26, 2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,474.0	32.4%	$1,688.3	35.8%
Mark-to-market effects	8.1	0.2%	(45.0)	(1.0)%
Restructuring and transformation charges	8.2	0.2%	0.6	-%
Project-related costs	0.1	-%	0.4	-%
Product recall, net	—	-%	0.3	-%

Adjusted gross margin	$1,490.3	32.7%	$1,644.5	34.9%

Operating profit as reported	$504.0	11.1%	$779.2	16.5%
Restructuring and transformation charges	83.9	1.8%	8.3	0.2%
Transaction costs	16.2	0.4%	13.4	0.3%
Mark-to-market effects	8.1	0.2%	(45.0)	(1.0)%
Acquisition integration costs	6.7	0.1%	—	-%
Investment activity, net	3.4	0.1%	(6.7)	(0.1)%
Project-related costs	0.1	-%	0.4	-%
Goodwill and other intangible assets impairments	—	-%	103.1	2.2%
Legal recovery	—	-%	(53.2)	(1.1)%
Product recall, net	—	-%	0.4	-%

Adjusted operating profit	$622.5	13.7%	$799.8	17.0%

Net earnings attributable to General Mills as reported	$294.0	6.5%	$557.5	11.8%
Restructuring and transformation charges, net of tax (b)	64.4	1.4%	6.0	0.1%
Transaction costs, net of tax (b)	12.4	0.3%	11.3	0.2%
CPW asset impairments, net of tax	16.7	0.4%	—	-%
Mark-to-market effects, net of tax (b)	6.2	0.1%	(34.7)	(0.7)%
Acquisition integration costs, net of tax (b)	6.4	0.1%	—	-%
Investment activity, net, net of tax (b)	2.7	0.1%	(5.1)	(0.1)%
Project-related costs, net of tax (b)	0.1	-%	0.3	-%
Goodwill and other intangible assets impairments, net of tax (b)	—	-%	79.4	1.7%
Legal recovery, net of tax (b)	—	-%	(40.3)	(0.9)%
Product recall, net, net of tax (b)	—	-%	0.3	-%

Adjusted net earnings attributable to General Mills	$403.0	8.8%	$574.7	12.2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please see the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Fiscal Year
In Millions	2025		2024		2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,733.0	34.6%	$6,932.1	34.9%	$6,545.8	32.6%
Mark-to-market effects	(15.7)	(0.1)%	(39.1)	(0.2)%	291.9	1.5%
Restructuring charges	9.2	-%	17.6	0.1%	4.8	-%
Project-related costs	0.5	-%	2.0	-%	2.4	-%
Product recall, net	—	-%	0.2	-%	25.4	0.1%

Adjusted gross margin	$6,727.0	34.5%	$6,912.7	34.8%	$6,870.2	34.2%

Operating profit as reported	$3,304.8	17.0%	$3,431.7	17.3%	$3,433.8	17.1%
Divestitures gain, net	(95.9)	(0.5)%	—	-%	(444.6)	(2.2)%
Restructuring and transformation charges	87.5	0.4%	38.8	0.2%	61.0	0.3%
Transaction costs	49.1	0.3%	14.0	0.1%	0.4	-%
Mark-to-market effects	(15.7)	(0.1)%	(39.1)	(0.2)%	291.9	1.5%
Acquisition integration costs	13.9	0.1%	0.2	-%	5.9	-%
Investment activity, net	8.3	-%	18.5	0.1%	84.0	0.4%
Project-related costs	0.5	-%	2.0	-%	2.4	-%
Goodwill and other intangible assets impairments	—	-%	220.2	1.1%	—	-%
Legal recovery	—	-%	(53.2)	(0.3)%	—	-%
Product recall, net	—	-%	(30.3)	(0.2)%	22.5	0.1%

Adjusted operating profit	$3,352.6	17.2%	$3,602.7	18.1%	$3,457.3	17.2%

Net earnings attributable to General Mills as reported	$2,295.2	11.8%	$2,496.6	12.6%	$2,593.9	12.9%
Divestitures gain, net, net of tax (b)	(84.8)	(0.4)%	—	-%	(371.4)	(1.8)%
Restructuring and transformation charges, net of tax (b)	67.2	0.3%	28.4	0.1%	48.4	0.2%
Transaction costs, net of tax (b)	37.8	0.2%	11.9	0.1%	0.2	-%
CPW asset impairments and restructuring charges, net of tax	23.3	0.1%	2.0	-%	1.0	-%
Mark-to-market effects, net of tax (b)	(12.1)	(0.1)%	(30.1)	(0.2)%	224.8	1.1%
Acquisition integration costs, net of tax (b)	11.9	0.1%	0.2	-%	4.6	-%
Investment activity, net, net of tax (b)	6.4	-%	12.6	0.1%	66.0	0.3%
Project-related costs, net of tax (b)	0.4	-%	1.3	-%	1.6	-%
Goodwill and other intangible assets impairments, net of tax (b)	—	-%	161.8	0.8%	—	-%
Legal recovery, net of tax (b)	—	-%	(40.3)	(0.2)%	—	-%
Product recall, net, net of tax (b)	—	-%	(23.3)	(0.1)%	17.3	0.1%

Adjusted net earnings attributable to General Mills	$2,345.4	12.0%	$2,621.1	13.2%	$2,586.4	12.9%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please see the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	Please see reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 25, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	(29)%	Flat	(29)%
International	50%	8pts	42%
North America Pet	(3)%	Flat	(3)%
North America Foodservice	5%	Flat	5%

Total segment operating profit	(20)%	Flat	(20)%

	Fiscal Year Ended May 25, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	(11)%	Flat	(11)%
International	(23)%	10pts	(33)%
North America Pet	3%	Flat	3%
North America Foodservice	13%	Flat	13%

Total segment operating profit	(8)%	Flat	(8)%

Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 25, 2025		May 26, 2024
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$377.1	$69.1	$676.6	$136.0
Restructuring and transformation charges	83.9	19.3	8.3	2.4
Transaction costs	16.2	3.7	13.4	2.1
Mark-to-market effects	8.1	1.9	(45.0)	(10.4)
Acquisition integration costs	6.7	0.4	—	—
Investment activity, net	3.4	0.8	(6.7)	(1.5)
Project-related costs	0.1	0.1	0.4	0.2
Goodwill and other intangible assets impairments	—	—	103.1	23.7
Legal recovery	—	—	(53.2)	(12.9)
Product recall, net	—	—	0.4	0.1

As adjusted	$495.5	$95.2	$697.3	$139.5

Effective tax rate:
As reported		18.3%		20.1%
As adjusted		19.2%		20.0%

Sum of adjustments to income taxes		$26.1		$3.5

Average number of common shares - diluted EPS		550.4		570.4

Impact of income tax adjustments on adjusted diluted EPS		$(0.05)		$(0.01)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

	Fiscal Year Ended
	May 25, 2025		May 26, 2024		May 28, 2023
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$2,835.0	$573.7	$3,028.3	$594.5	$3,140.5	$612.2
Divestitures gain, net	(95.9)	(11.1)	—	—	(444.6)	(73.2)
Restructuring and transformation charges	87.5	20.2	38.8	10.4	61.0	12.6
Transaction costs	49.1	11.3	14.0	2.1	0.4	0.2
Mark-to-market effects	(15.7)	(3.6)	(39.1)	(9.0)	291.9	67.1
Acquisition integration costs	13.9	2.0	0.2	0.1	5.9	1.3
Investment activity, net	8.3	1.9	18.5	5.9	84.0	18.0
Project-related costs	0.5	0.2	2.0	0.7	2.4	0.8
Goodwill and other intangible assets impairments	—	—	220.2	58.4	—	—
Legal recovery	—	—	(53.2)	(12.9)	—	—
Product recall, net	—	—	(30.3)	(7.0)	22.5	5.2

As adjusted	$2,882.7	$594.6	$3,199.4	$643.1	$3,164.0	$644.1

Effective tax rate:
As reported		20.2%		19.6%		19.5%
As adjusted		20.6%		20.1%		20.4%

Sum of adjustments to income taxes		$20.9		$48.6		$32.0

Average number of common shares - diluted EPS		557.5		579.5		601.2

Impact of income tax adjustments on adjusted diluted EPS		$(0.04)		$(0.08)		$(0.05)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

In Millions	Fiscal 2025
Net earnings, including earnings attributable to noncontrolling interests, as reported	$2,318.9

Divestiture gain, net of tax	(84.8)
Restructuring and transformation charges, net of tax	67.2
Transaction costs, net of tax	37.8
CPW asset impairments, net of tax	23.3
Mark-to-market effects, net of tax	(12.1)
Acquisition integration costs, net of tax	11.9
Investment activity, net, net of tax	6.4
Project-related costs, net of tax	0.4

Adjusted net earnings, including earnings attributable to noncontrolling interests	$2,369.1

Net cash provided by operating activities	2,918.2

Purchases of land, buildings, and equipment	(625.3)

Free cash flow	$2,292.9

Net cash provided by operating activities conversion rate	126%

Free cash flow conversion rate	97%

Please see reconciliation of adjusted effective income tax rate above for tax impact of each adjustment.